Exhibit 99.(e)(4)(e)

SCHEDULE A

Dated 5-14-2008

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series

Small Cap Series

Pro-Blend Maximum Term Series

Technology Series

Pro-Blend Conservative Term Series

High Yield Bond Series

International Series

Tax Managed Series

Life Sciences Series

Global Fixed Income Series

Pro-Blend Moderate Term Series

Pro-Blend Extended Term Series

New York Tax Exempt Series

Ohio Tax Exempt Series

Diversified Tax Exempt Series

World Opportunities Series

Equity Series

Overseas Series

Financial Services Series

Core Bond Series

Core Plus Bond Series

Target Income Series

Target 2010 Series

Target 2020 Series

Target 2030 Series

Target 2040 Series

Target 2050 Series

Manning Yield Series

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